Exhibit 1(a)

HAWAIIAN ELECTRIC INDUSTRIES, INC.

(A Hawaii corporation)

Medium-Term Notes, Series D

TERMS AGREEMENT

August 3, 2006

Hawaiian Electric Industries, Inc.

900 Richards Street

Honolulu, Hawaii 96183

Re:	Distribution Agreement dated August 16, 2002

Pursuant to Section 2(a) of the above-referenced Distribution Agreement (the “Distribution Agreement”), and subject to the terms and conditions set forth in the Distribution Agreement and this Agreement, Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Company”), agrees to issue and sell to each of the undersigned, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative (the “Representative”), and each of the undersigned (collectively, the “Underwriters”) agrees, severally and not jointly, to purchase from the Company, the principal amount of the Company’s Medium-Term Notes, Series D (the “Notes”) set forth opposite the name of each Underwriter in Schedule I hereto with the terms indicated below. Capitalized terms used herein and not defined herein shall have the meaning set forth in the Distribution Agreement.

Total Aggregate Principal Amount of the Notes: $100,000,000

Interest Rate: 6.141% per annum

Interest Payment Dates: Each February 15 and August 15, commencing on February 15, 2007

Stated Maturity Date: August 15, 2011

Price to Public: 100.00% of the principal amount of the Notes (or $100,000,000.00), plus accrued interest, if any, from August 8, 2006

Underwriting Discount: 0.500% of the principal amount of the Notes (or $500,000.00)

Purchase Price: 99.500% of the principal amount of the Notes (or $99,500,000)

Settlement Date and Time: 10:00 a.m., New York City time, August 8, 2006 (the “Settlement Date”)

Additional Terms:

(1) The Notes shall have the other terms set forth in the Pricing Supplement dated August 3, 2006 to the Prospectus dated August 16, 2002 (collectively, and including the documents deemed to be incorporated by reference therein, the “Final Prospectus”).

(2) For purposes of this Agreement and the Distribution Agreement (insofar as it relates to the Notes), the following terms have the following meanings:

(a) “1933 Act Regulations” means the rules and regulations promulgated by the Commission under the Act.

(b) “Effective Date” means the date as of which any part of the Registration Statement is deemed to have become effective under the Act in accordance with Rule 430B of the 1933 Act Regulations.

(c) “Free Writing Prospectus” has the meaning set forth in Rule 405 of the 1933 Act Regulations.

(d) “Issuer Free Writing Prospectus” has the meaning set forth in Rule 433 of the 1933 Act Regulations.

(e) “Registration Statement” shall have the meaning set forth in the Distribution Agreement and shall also include the Pricing Supplement dated August 3, 2006 to the Prospectus dated August 16, 2002 that is filed with the Commission and deemed by virtue of Rule 430B of the 1933 Act Regulations to be part of the Registration Statement.

(f) “Time of Sale” means 1:15 p.m. (New York time) on August 3, 2006.

(g) “Time of Sale Prospectus” means the Prospectus dated August 16, 2002, including the documents deemed to be incorporated by reference therein as of the Time of Sale, together with any Free Writing Prospectus listed on Schedule II hereto.

(3) For purposes of this Agreement, Section 1(m) and Section 6(c)(v) of the Distribution Agreement shall be deleted.

(4) The Company and the Underwriters agree that the references in Sections 1(b), (d), (e), (f), (g), (i), (k), (l) and (p) to “Prospectus” shall be deemed to include the Time of Sale Prospectus.

(5) In addition to the representations and warranties set forth in Section 1 of the Distribution Agreement, the Company represents and warrants to the Underwriters as follows:

(a) As of the Time of Sale, the Time of Sale Prospectus (i) conformed, in all material respects to the requirements of the Act and the 1933 Act Regulations and (ii) did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

provided, however, that this representation and warranty shall not apply to any statements in or omissions from the Time of Sale Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by an Underwriter expressly for use in the Time of Sale Prospectus (it being agreed that, for purposes of this representation and warranty and Section 7 of the Distribution Agreement, the only information so furnished by any Underwriter consists of the sixth, seventh and eighth paragraphs under “Plan of Distribution” in the Prospectus dated August 16, 2002).

(b) Any Issuer Free Writing Prospectus, including the term sheet substantially in the form attached as Schedule III hereto, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Notes, (i) complies or will comply in all material respects with the requirements of the Act and the 1933 Act Regulations, (ii) will not conflict with information in the Registration Statement and (iii) has been, or will be, filed with the Commission in accordance with the Act (to the extent required pursuant to Rule 433(d) of the 1933 Act Regulations).

(c) The Company has not distributed and will not distribute, prior to the later of the Settlement Date and the completion of the Underwriters’ distribution of the Notes, any offering material in connection with the offering and sale of the Notes other than the Registration Statement, the Time of Sale Prospectus, the Final Prospectus or any Issuer Free Writing Prospectus reviewed and consented to by the Representative or included in Schedule II hereto. The Representative agrees to notify the Company of the completion of such distribution.

(d) The Company is not an “ineligible issuer”, as defined under the 1933 Act Regulations, at the times specified in the 1933 Act Regulations in connection with the offering of the Notes and as of the date hereof.

(6) In addition to the covenants set forth in Section 4 of the Distribution Agreement, the Company covenants with the Underwriters as follows:

(a) Before amending or supplementing the Time of Sale Prospectus or the Final Prospectus, the Company shall furnish to the Representative a copy of each such proposed amendment or supplement and will not, file any such proposed amendment or supplement of which the Representative reasonably disapproves.

(b) If any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which any Issuer Free Writing Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, the Company shall forthwith prepare (subject to clause (a) of this Paragraph 6), file with the Commission and furnish, at their own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements therein as so amended or supplemented will not, in the light of the circumstances when delivered to a prospective purchaser, be misleading or so that any Issuer Free Writing Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus as amended or supplemented, will comply with applicable law.

(7) The Company represents and agrees that, unless it obtains the prior consent of the Representative, and each Underwriter represents and agrees, severally and not jointly, that, unless it obtains the prior consent of the Company, it has not made and will not make any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a Free Writing Prospectus required to be filed with the Commission; provided, however, that prior to the preparation of the term sheet substantially in the form attached as Schedule III hereto, the Underwriters are authorized to use the information with respect to the final terms of the Notes in communications conveying information relating to the offering of the Notes to investors.

(8) For purposes of Section 7 of the Distribution Agreement, the Company and the Underwriters agree that the references in Section 7(a) and 7(b) of the Distribution Agreement to “any other prospectus relating to the Securities” shall mean the Time of Sale Prospectus, any Issuer Free Writing Prospectus relating to the Notes and any “issuer information” filed or required to be filed pursuant to Rule 433(d) of the 1933 Act Regulations.

(9) The Company and the Underwriters agree that Section 4(f) of the Distribution Agreement shall apply to the offering of the Notes.

(10) In addition to the conditions otherwise set forth in the Distribution Agreement, the several obligations of the Underwriters to purchase the Notes from the Company pursuant to the terms of this Agreement shall be subject to the following conditions:

(a) Delivery of the negative assurance letter of Pillsbury Winthrop Shaw Pittman LLP, counsel to the Underwriters, dated the Settlement Date, pursuant to Section 6(b) of the Distribution Agreement.

(b) Delivery of the opinion letter of Goodsill Anderson Quinn & Stifel A Limited Liability Law Partnership LLP, counsel to the Company, dated the Settlement Date, pursuant to Section 6(c) of the Distribution Agreement (it being understood that the references in Section 6(c)(i), (ii), (iv), (vi), (viii) and (xiii) to the “Prospectus” shall be deemed to include the Time of Sale Prospectus).

(c) Delivery of the letter of KPMG LLP, independent registered public accountants for the Company, dated the date hereof, pursuant to Section 6(d) of the Distribution Agreement.

(d) Delivery of the “bring-down” letter of KPMG LLP, independent registered public accountants for the Company, dated the Settlement Date, in form and substance reasonably satisfactory to the Representative.

(e) Delivery of the officers’ certificate of the Company, dated the Settlement Date, pursuant to Section 6(g) of the Distribution Agreement (it being understood that such certificate shall relate to the representations and warranties and covenants of the Company contained in the Distribution Agreement, as modified by this Agreement, and the representations and warranties and covenants contained in this Agreement).

Such opinions of counsel to be delivered under clauses (a) and (b) above shall also include a statement substantially to the following effect: “Nothing has come to the attention of such counsel that gives such counsel reason to believe that the Time of Sale Prospectus, as of the Time of Sale (except with respect to the financial statements and notes thereto and the schedules and other financial data included or incorporated by reference therein, as to which such counsel need not express any view), contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.”

(11) The Company acknowledges and agrees that (i) the purchase and sale of the Notes pursuant to this Agreement and the Distribution Agreement, including the determination of the public offering price of the Notes and the related underwriting discount, are arm’s-length commercial transactions between the Company, on the one hand, and the Underwriters, on the other hand, (ii) in connection with the offering contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the agent (except to the extent expressly set forth herein) or fiduciary of the Company or its stockholders, creditors, employees or any other party, (iii) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) and no Underwriter has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement and the Distribution Agreement, (iv) the Underwriters and their respective affiliates may be engaged in a broad range of transactions not in violation of law that involve interests that differ from those of the Company, and (v) no Underwriter has provided any legal, accounting, regulatory or tax advice with respect to the offerings contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

(12) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

If the foregoing is in accordance with your understanding, please sign and return a counterpart hereof, whereupon this Agreement shall constitute a binding agreement between the Company and the Underwriters in accordance with its terms as of the date first above written.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
GOLDMAN, SACHS & CO.

By:	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Karl Newlin
Title: Director

Accepted:

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By:	/s/ Eric K. Yeaman
Title: Financial Vice President, Treasurer and Chief Financial Officer

By:	/s/ Curtis Y. Harada
Title: Controller and Principal Accounting Officer

SCHEDULE I

Underwriter	Aggregate Principal Amount of Notes to be Purchased
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$70,000,000
Goldman, Sachs & Co.	30,000,000

Total	$100,000,000

SCHEDULE II

Term Sheet dated August 3, 2006 containing the final terms of the Notes substantially in the form set forth in Schedule III hereto and filed with the Commission under Rule 433 of the 1933 Act Regulations (Issuer Free Writing Prospectus).

SCHEDULE III

August 3, 2006

HAWAIIAN ELECTRIC INDUSTRIES, INC.

$100,000,000 6.141% Medium-Term Notes, Series D due August 15, 2011

Term Sheet

Company:	Hawaiian Electric Industries, Inc.

Expected Ratings:	BBB/Baa2 (S&P/Moody’s)

Ranking:	Senior

Principal Amount:	$100,000,000

Pricing Date:	August 3, 2006

Settlement Date:	August 8, 2006

Maturity Date:	August 15, 2011

Interest Payment Dates:	February 15 and August 15 of each year, commencing on February 15, 2007

Benchmark Treasury:	4.875% due July 31, 2011

UST Spot (Px/Yield):	99.9297 / 4.891%

Spread to Benchmark Treasury:	125 basis points

Yield to Maturity:	6.141%

Coupon:	6.141%

Price to Public:	100.00% of the principal amount, plus accrued interest, if any, from August 8, 2006

Purchase Price:	99.500% of the principal amount

Daycount:	30/360

Minimum Denomination:	$1,000 and integral multiples of $1,000

Redemption:	The Notes will not be subject to a sinking fund and cannot be redeemed by the Company prior to the Maturity Date

Repayment:	The Notes are not subject to repayment by the Company at the option of the holders thereof

CUSIP:	41987Q BD 4

Lead Manager:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Manager:	Goldman, Sachs & Co.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Merrill Lynch, Pierce, Fenner & Smith Incorporated will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408.